Exhibit 99.2

EDCI 4Q2009 Investor Conference Call Script
Final  - 03/08/2010

EDCI – 4Q2009 EDCI Holdings, Inc.
Investor Conference Call

March 8, 2010 @ 9:00 AM EST

CORPORATE PARTICIPANTS (in order of appearance)

Kyle E. Blue
EDCI Holdings, Inc. – Office of the CFO

Clarke H. Bailey
EDCI Holdings, Inc. –Chairman and Chief Executive Officer

Matt K. Behrent
EDCI Holdings, Inc. - Executive Vice President, Corporate Development

Roger J.Morgan
EDC, LLC – Executive Vice President, International Operations

John Fitzgerald
EDC GmbH – Chief Operating Officer and Managing Director

Michael D. Nixon
EDCI Holdings, Inc. – Office of the CFO

Operator

Good morning. I will be your conference operator today. At this time, I would like to welcome everyone to the fourth quarter 2009 investor conference call. (Operator Instructions). Thank you. Mr. Kyle Blue, you may begin your conference.

Kyle E. Blue - EDCI Holdings, Inc. – Office of the Chief Financial Officer

[KEB Introduction]:  Thank you.  Good morning and welcome to EDCI Holdings' 4Q2009 Investor Conference Call.  This is Kyle Blue, Treasurer and head of Investor Relations within EDCI’s Office of the CFO.   Before we get started, I would like to remind you that this call is being recorded and the audio broadcast and replay of this teleconference will be available in the Investor Relations section of the Company's website at EDCIH.com.  You will also be able to find the related press release at the Company's website.

[Terminology]:  Throughout today’s call we shall refer to the public company EDCI Holdings as “EDCI,” and its investment in the CD/DVD manufacturer known as “EDC.”  “EDC Intl.” shall refer to EDC’s UK and German operations, and excludes the discontinued, now-sold U.S. operations.  In addition, the term “Disc” shall refer to CDs and DVDs combined, and excludes any returned disc processing volumes to EDC’s distribution operations.

[Safe Harbor Provision]:  Now onto the Safe Harbor Provision.  The Private Securities Litigation Reform Act of 1995 contains the Safe Harbor provision for forward-looking statements. Forward-looking statements regarding the Company's operations and financial performance may be made during the call, and as you are aware, these statements may include projections regarding, among other things, future revenue and earnings results. Forward-looking statements are based upon the Company's current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected as described in the cautionary statements included in the Company's forms 10-Q and 10-K filed with the SEC. EDCI assumes no obligation to update any forward-looking statements and does not intend to do so. Throughout this call, the Company may present both GAAP and non-GAAP financial measures. A reconciliation of non-GAAP results to the most comparable GAAP financial measure is available on EDCI's website in the press release.  All non-GAAP financial measures are provided as a complement to the Company's GAAP results, and the Company encourages investors to carefully consider all GAAP measures before making an investment decision.

[4Q2009 Conference Call Speaker Introduction]:  I would now like to turn the call over to EDCI’s Chairman and Chief Executive Officer, Clarke Bailey.

Clarke H. Bailey - EDCI Holdings, Inc. – Chairman and Chief Executive Officer

Thank you, Kyle.  On today’s 4Q2009 Investor Conference Call, I will provide an overview of the dissolution process and will discuss the aborted discussions with the potential buyer of Entertainment Distribution Company GmbH (“EDC GmbH”) as well as the continued and multiplying challenges we face at EDC.  I will then turn the call over to Matt Behrent, who will provide more detail on the Plan of Dissolution.  Roger Morgan will join us from Europe, from which he oversaw the EDC International Disc Business in 2009.  Roger will provide a summary of the performance of EDC in 4Q2009, a status report on the successful consolidation of the Blackburn volumes into Hannover along with the closure of the Blackburn facility and finally a review of the numerous significant and intensifying disputes with Universal Music Group.  John Fitzgerald, our newly appointed Chief Operating Officer and Managing Director of EDC GmbH, will join us from Hannover to provide a synopsis of the arduous environment for the manufacture and distribution of CDs in Europe, the non-competitive position of EDC GmbH and preliminary thoughts on required restructuring measures.  We are very excited to have John as a member of the executive team given his successful track record in managing an international disc replicator during difficult times.  John was most recently Managing Director of Cinram GmbH for six years.  Finally, Michael Nixon, one of the members of the Office of the CFO, will present EDCI’s 4Q2009 and FY2009 results.  Again these results are available in detail in the press release issued earlier.  I will then ask Kyle Blue to arrange to take your questions.

[EDCI Plan of Dissolution]:  At the Special Meeting of Shareholders held on January 7, 2010, the shareholders of EDCI voted to approve the voluntary dissolution and liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution as recommended by the Board of Directors.  Over 99% of those shareholders that voted at the meeting voted in favor of the Plan of Dissolution.  On January 14, 2010, the Board of Directors met and approved an initial dissolution distribution payment of $21million or $3.12 per share of EDCI’s common stock.  That distribution was effectuated on February 1, 2010.  The next step in the Plan of Dissolution is the initiation of a tender offer in an amount of up to $10 Million.  Matt Behrent will provide an update on that process, but at the outset I remind shareholders that any of the $10 million that is not utilized in the tender offer would be promptly distributed to shareholders.  In regard to the approximately $20.0 million of EDCI cash that remains and is reserved for future liabilities and distributions, we are aggressively managing the known liabilities and protecting existing assets to enhance payouts.  As evidence of this goal, we successfully settled several matters since our last earnings report, including a settlement with AIG relating to the options litigation.  I am pleased to report that to date we are slightly ahead of plan with regards to costs and schedule.  Other dissolution activities include:

1)
Correspondence with the Securities and Exchange Commission requesting limited reporting requirements with the SEC.  If successful, this will allow us to further reduce our corporate expenses to approximately 15 cents per share in 2010;

2)	The filing with various countries and states to dissolve certain subsidiaries; and

3)	The pursuit of extracting value from EDCI’s investment in EDC LLC through the sale of EDC GmbH and/or through dividend payments.

[EDC:  The Challenges Persist and Intensify]:  Now turning to EDC, I want to reiterate that the voluntary dissolution and liquidation of EDCI does not directly affect the operations of EDC, but EDCI’s equity interest in EDC is an asset that is part of the Plan of Dissolution.  Unfortunately, the long term outlook for EDC has worsened since our last call due to continued deterioration in the sale of CDs in Europe and further unjustifiable actions on behalf of Universal Music.  FY2009 revenue decreased an alarming 21% from that in FY2008; on a consolidated basis, disc volume declined 14% in 2009, although some of this is due to the early loss of smaller customers resulting from the Blackburn closure.  What appears to be consistent EBITDA in 4Q2009 in comparison to 4Q2008 is obfuscated by the significant favorable exchange rate fluctuation in the 4Q2009, and early results in 2010 are already looking worrisome, with volumes down more than 20% Y/Y through February. I am pleased that John Fitzgerald has joined to lead EDC GmbH through these perilous times.  John, a seasoned manager and restructuring expert, brings a refreshing view of what needs to be, and what hopefully can be done to reduce costs.  Any restructuring efforts will obviously require the cooperation of the shareholders, board of directors, management, employees, workers council, and Universal Music, a large collection of constituencies.  Unfortunately given the overwhelmingly negative trends facing EDC, we do not have a choice.  John has been and will be working hard over the course of the next several months to develop a restructuring plan that is, hopefully, acceptable to all parties.

A very disappointing event that recently occurred is the termination of discussions with a prospective purchaser of EDC GmbH.  With the assistance of the Finance Minister of Lower Saxony, we had identified a bona fide purchaser of EDC GmbH and negotiated terms that would have permitted EDC’s shareholders to recover some of their investment.  The cooperation of UMG, the largest customer, was obviously critical to any such transaction, but after extensive negotiations, the potential purchaser advised EDC that UMG conditioned such cooperation on demands for significant contractual modifications that the purchaser believed were "unbridgeable."  While EDC was not directly involved in those discussions, it was reported in the local press that the key issue was UMG’s demands for price reductions.  As you can imagine, given the declining nature of the business, it is not surprising that any price reductions can quickly take away the value of the business to a prospective purchaser. I would also note that while the contractual prices paid by UMG may appear to be above some market comparables, this is partly due to the extremely high service levels provided to UMG, but largely due to the significant price EDC paid for the business.  The negotiated price for the EDC business took into account guaranteed prices over the 10 year contract period, and forecasted, but not guaranteed, volumes.  We along with management, the governments of Langenhagen and Lower Saxony and the Workers Council worked diligently to consummate a transaction, but without the reasonable cooperation of Universal Music, a sale of EDC GmbH is unlikely.  As a result, we are exploring the possibility of realizing dividends from EDC from one or more of the following sources; existing cash, funds from operations and/or the sale of the King’s Mountain facility.  Such a dividend from Germany remains subject to the future operating performance of EDC’s German subsidiaries and compliance with German law, and the distribution of any cash from EDC to EDCI is subject to additional security obligations and US legal considerations.

Roger will provide more detail on the successful consolidation of the Blackburn volumes into Hannover and the resulting closure of the facility.  In summary however, we have ceased production of discs, reduced the headcount to 18 individuals, plan to complete the project by June and have exceeded the budget approved by the Board of Directors.  Lastly, Roger will also present additional information on our relationship with Universal Music.  Suffice it to say it remains very strained as evidenced by their unilateral decision to redirect up to 40% of the UK volume to an independent third party provider.

[Hand-off to Matt Behrent]:  I would now like to turn the call over to Matt Behrent to provide an update on the tender offer and certain related matters.

Matt Behrent - EDCI Holdings, Inc. - Executive Vice President, Corporate Development

[Contemplated Tender Offer]:  Thank you Clarke. As you know, the contemplated tender offer of up to $10 million has been under consideration in conjunction with the overall plan of dissolution submitted to shareholders for a vote in January 2010, and was designed to provide additional flexibility to shareholders who prefer a fixed amount of cash and immediate recognition of any tax-losses to so elect, for a portion of their shares.  As we have stated before, the goal of any tender offer we undertake would be to promote liquidity, but at this point the Board has not established any view on a fair price for EDCI’s shares, and it is currently evaluating all options available to it, including a Dutch tender that would essentially allow participants to set the price at which EDCI would tender.

There are two other issues that could affect the tender amount and process.  First, we continue to believe it is important to protect EDCI's U.S. NOLs, in particular to limit taxes that could result from a dividend of cash from

EDC's German operations.  Given EDCI’s approximate $20 million market cap, a change of control would limit EDCI’s annual NOL usage to approximately $800,000; so even if we are only able to obtain distributions of several million from Germany, we are better off maintaining the NOLs.  As we refine our analysis of the impact of a tender offer on the 382 change of control calculation, there may be scenarios where EDCI would be unable to purchase the full amount reserved for the tender and accordingly shareholders would be cut-back pro rata at a level that avoids risking our NOLs.  In that case, the Board would consider other alternatives to return the unused liquidity to shareholders , including as part of another dissolution distribution.

The other issue that could affect a tender offer is our comfort that EDCI is likely to be successful in obtaining relief from certain public reporting and compliance obligations from the SEC in accordance with the no-action approach described in the proxy.  We have commenced discussions with the SEC on this matter, although final approval would not occur, if at all, until after trading in EDCI’s common stock ceases and our transfer books are closed.  As discussed in the proxy, if we do not obtain this no-action relief, EDCI would need to consider other methods of reducing its public company costs, including going private pursuant to a reverse split to lower EDCI's record holders below 300, per SEC requirements.  Since the effect of the reverse split would require cashing out a significant percentage of EDCI record holders - EDCI has nearly 1,300 record holders - the reverse split would also significantly affect EDCI's 382 calculations.  Accordingly, if the SEC cautions EDCI that it may not be ultimately successful in obtaining the no-action relief it seeks, EDCI's ability to effect a tender would be severely limited by the need to maintain the flexibility to consummate a reverse split, and EDCI might in that case determine any tender offer is inadvisable.  In that case, EDCI would likely reserve cash as required to effect a reverse split in the future and distribute any other excess cash as a dissolution distribution.  We hope to have informal guidance from the SEC on relief from reporting requirements within several weeks, but until we do, we will need to further delay any tender offer.

I would like now to turn over the call to Roger Morgan, Executive Vice President of International Operations of EDC, LLC to review the operating results.

.
Roger J. Morgan - EDC, LLC - Executive Vice President, International Operations

[Intl. Disc Industry Trends]:  Thank you Matt. Let’s start with a look at the international industry situation for 4Q2009 followed more generally by what’s going on in the entertainment markets as a whole. The 4Q traditionally is the “make or break” of the year, typically accounting for one third of annual demand.  Whilst markets have continued to decline, the actual level of pre-Christmas sales across the main territories was ahead of expectation with both stronger release schedules and a concerted effort by repertoire owners to make up ground lost earlier in the year. As a result the 4Q was almost flat Y/Y being a welcome change from the high single and low double digit declines of recent times, but early 2010 results confirm this stability is not indicative of a larger trend.  Current forecasts for CD declines for the markets EDC currently serves are in the low to mid teens..

Looking to the market situation overall; the secular declines in the physical entertainment product markets will continue to accelerate compounded by the impact of recession. Although there is increasing competition for consumer spending, the broader entertainment markets continue to grow but the focus is increasingly moving towards “access” and away from content ownership and particularly physical media.

 In addition to CD music, DVD video is now in decline across the majority of markets.

The physically packaged entertainment product markets therefore continue to be in a high state of flux. Demand and consumption remain strong but the channels of delivery are changing fast; physical media is set to decline at an increasing rate as mobile and online subscription based models come more to the fore.

[EDC 4Q2009 Volumes and Delta Explanation]:  Moving on to EDC Intl.’s 4Q2009 volume trends. EDC Intl. manufacturing and distribution volumes declined  7% Y/Y compared to an overall European CD market decline of approximately 1% Y/Y. Excluding the effect of the EDC Blackburn Consolidation and Closure Plan,  EDC Intl.’s 4Q2009 performance was  above that of the European market showing a growth of 5%  Y/Y, a 6% pts. gain compared to the European market. Significant items shipped in the quarter included releases from Lady Gaga, Rihanna and Black Eyed Peas. The release roster for 4Q2009 was strong in relation to the prior year with nine releases shipping in excess of half a million units  compared to six in the prior year.  4Q2009 Disc manufacturing volumes declined 17% Y/Y being 16% pts. adverse to the European market. The adverse performance is substantially attributable to the EDC Blackburn Consolidation and Closure Plan. Excluding the effects of the Consolidation and Closure Plan the underlying Disc manufacturing performance was a decline of 1% Y/Y inline with the European market. 4Q2009 Disc distribution volumes increased 18% Y/Y being 19% ahead of the European market. This positive development again reflects the strong release roster and the continuing positive development with a significant games customer, Activision Blizzard.

 [EDC FY2009 Volumes and Delta Explanation]: Now looking to EDC Intl.’s 2009 volume trends. EDC Intl.’s manufacturing and distribution volumes were down 14% Y/Y compared to an overall European CD market decline of approximately 9% Y/Y. Excluding the effect of the EDC Blackburn Consolidation and Closure Plan,  EDC Intl.’s 2009 volumes declined by 7% Y/Y, a 2% pts. positive performance to market being substantially supported by the previously discussed strong 4Q2009 performance.  The main releases in the year came from Black Eyed Peas, U2, Lady Gaga, Snow Patrol and Eminem. There were seventeen releases having in excess of half a million units shipped in 2009 being broadly in line with that of 2008.  Whilst the 2009 year finished off on a relatively positive note, as John will describe, this does not change the fundamental declining trends and other challenges of the industry; we remain vigilant to them as we step forward into 2010.

[Blackburn – Hannover Consolidation]: Now turning to the Blackburn – Hannover Consolidation Plan. As we discussed during previous 2009 investor calls, EDC’s Board of Directors made a clear determination that it was no longer commercially reasonable to continue serving EDC’s customers out of the Blackburn manufacturing facility. As a result, EDC’s Board approved a plan to consolidate, into EDC Germany, manufacturing volumes currently in EDC Blackburn, UK. The Consolidation Plan is forecast to generate an annual incremental EBIT of over $5 million in FY2010, and incur ~ $9-10 million of one-time costs associated with the closure of Blackburn and the limited expansion required in Hannover. The Consolidation Plan continues to run on schedule with all necessary consents obtained. The Blackburn plant ceased production at the end of December, the vast majority of the workforce has been terminated and we are now clearing and remediating the site prior to exiting at the expiration of our lease in June.  The UMG UK catalogue has been successfully transferred to the Hannover plant, the relocation of required equipment from Blackburn to Hannover has been completed and the installation and commissioning of the equipment is advanced. I would like to express my sincere thanks to all the Blackburn employees who continued to work in a professional manner, supporting the Consolidation Plan up until the closure of the plant and under very personally challenging circumstances. I wish them all well and success in their future endeavors.

[Key Failure Dispute with UMG]:  Finally turning to the arbitration matters with UMG. As discussed in our previous 2009 calls, EDC continues to dispute the Key Failure Notices issued by UMG, on 19th of February 2009, relating to purported service level failures at EDC’s Hannover, Germany distribution facility. The statements of claim and defense have now been served by EDC and UMG respectively and the final arbitration hearing is scheduled for June this year. EDC remains confident that it will be successful in its claim against the Key Failure Notices.  With regard to UMG’s objection to the closure of EDC Blackburn, EDC continues to pursue resolution of this matter through arbitration; however, the process remains at an early stage with the arbitration panel yet to be agreed. In December, further to their original objection, UMG informed EDC of their intention to place 40% of their UK manufacturing requirements with another manufacturer in breach of what EDC firmly believes is it’s contractual exclusivity to this business.  In January, UMG began to place a portion of it’s UK manufacturing requirements with another manufacturer. EDC has placed UMG on notice that it will seek both recompense and damages for this action via the ongoing arbitration process   Given that part of UMG’s reasons for placing that volume was their claim – that EDC disputes – that EDC could not meet required lead times for those discs from Hannover, it is particularly incongruous that EDC discovered that UMG actually ordered some of that volume from Austria, a location that is geographically more distant from the UK than EDC’s Hannover facility.  EDC does not believe UMG’s claim has merit and intends to vigorously pursue the matter.

[Hand-off to John Fitzgerald]:  I would now like to turn the call over to John Fitzgerald, EDC GmbH’s newly appointed Chief Operating Officer and Managing Director, to provide synopsis of the environment for the manufacture and distribution of CDs in Europe, the position of EDC GmbH and his preliminary thoughts on required restructuring measures.

John Fitzgerald – EDC GmbH – Chief Operating Officer and Managing Director

[Current Situation in the European Industry] Thank you Roger.  I will commence with the European Industry situation at the beginning of 2010. Retailers and content owners continue to be very cautious in their volume forecasts due to continued consumer apprehension in buying behavior. The extreme winter in Europe has also mildly affected shoppers’ mobility. The activity of suppliers in the industry reflects low level catalogue replenishment orders across the breadth of content catalogues post fourth quarter and due to lack of significant new releases in the early part of the year. Equipment utilization in the industry remains at approximately 50% putting pressure on prices and operating margins.  As Roger mentioned, current forecasts for CD declines for the markets EDC currently serves are in the low to mid teens.

[Current Situation in Hannover] I joined the company earlier this year and have been in Hannover for approximately two months. My initial observations are that the present cost structure needs to be improved in both the manufacturing and logistics areas in order to become more competitive in the marketplace. Furthermore sales and marketing activities for disc manufacturing and logistics services need to be intensified and strengthened.

A comprehensive review of the cost reduction potential and sales growth potential will be carried out in the short term. From this analysis a necessary list of measures will be compiled for consultation with management, representatives of Hannover’s unionized workforce and the German Chemical Industry Workers Union.

Labor laws in Germany and in particular the laws of Employee Co-Determination require that all such organizational changes and cost reduction measures become part of a consultation process to ensure that employee interests are well considered.  It is a more complex process than in the United States, but it is something I have experience with, both as it pertains to German organizations generally, and manufacturing and distribution businesses specifically.

[Handoff to MDN]:  I’d now like to turn the call over to the Office of the CFO, from which one of its two members, Michael Nixon, will provide color on EDCI and EDC’s 4Q2009 and FY2009 results.

Michael D. Nixon - EDCI Holdings, Inc. - Office of the CFO

[Overall 4Q2009 Results Delta]: Thank you, John.  In the 4Q2009, EDCI posted income from continuing operations of $8 million.  This compares to 4Q2008 income from continuing operations of $7.7 million, after excluding ~ $19 million for the net of tax impact of charges for the impairment and amortization of intangible assets.  The resulting 4Q2009 slight improvement Y/Y in adjusted income from continuing operations was due to favorable foreign exchange rate fluctuations which helped overcome a 7% Y/Y decline in 4Q2009 disc volumes, revenue pricing pressures and higher SG&A.

[4Q2009 Revenues Delta]:  Turning to revenues, EDC Intl’s 4Q2009 revenues improved 1% Y/Y to $66.4 million, driven mainly by a 10 % pt favorable exchange rate impact which offset a 7% Y/Y disc volume decline and lower revenues from changes in business mix.  The volume decline included a 17% Y/Y decline in manufactured units compared to an 18% Y/Y improvement in distribution units.   The 17% decline in manufactured disc volumes was driven by the exit of UK customers in advance of the closing of our facility in Blackburn, UK and consolidation of the Universal volumes into our Hannover, Germany facility. The Y/Y increase in distribution units was driven by the strong release schedule and continued business development with Activision Blizzard that Roger mentioned earlier.  4Q2008 saw a significant devaluation of the Euro against the U.S. dollar in line with the global economic downturn.

[4Q2009 Gross Profit/Margin Delta]:  From a gross profit perspective, EDC Intl’s 4Q2009 gross profit improved 7% Y/Y driven by a favorable foreign exchange rate fluctuation impact of ~ $2 million which offset the 7% decline in disc volumes.  As was the case with revenues, the pricing changes from our business mix also negatively impacted our gross profits. The 4Q2009 gross margin percentage was 27% compared to 25% in 4Q2008.

[4Q2009 Operating Income Delta]:   Looking at the operating income line, EDCI posted operating income of $11.1 million in 4Q2009 down slightly from  operating income of $11.5 million in 4Q2008,  after excluding charges for the amortization and impairment of intangibles. The slight Y/Y decline in adjusted operating income in 4Q2009 reflects the ability of favorable exchange rate fluctuations to offset  lower volumes and higher Y/Y SG&A. EDCI’s 4Q2009 higher Y/Y SG&A expense was primarily driven by  higher professional and insurance charges.

[Overall FY2009 Results Delta]: Now looking at the FY2009, EDCI posted income from continuing operations of ~ $5 million, after excluding over $7 million of severance costs related to the consolidation of our UK operations into our Hannover facility and ~ $2 million from a one-time gain on the settlement of our cross-currency swap agreement.  This compares to FY2008 income from continuing operations of over $11 million, after excluding ~ $22 million for the net of tax impact of charges for the impairment and amortization of intangibles, and ~ $2 million of losses related to valuation adjustments to our currency swap and foreign denominated transactions.  The  resulting FY2009 decline of ~ $6 million Y/Y in adjusted income from continuing operations reflects the 14% Y/Y decline in FY2009 disc volumes, including the loss of distribution customer UPI, and would have been even worse had SG&A costs not fallen by over $4 million Y/Y.

[FY2009 Revenues Delta]:  Turning to FY2009 revenues, EDC Intl’s FY2009 revenues fell 21% Y/Y to ~ $188 million, driven in part by a 14% Y/Y disc volume decline and lower revenues from changes in business mix.  This volume decline included Y/Y declines of 17% in  manufactured units and 7% in distributed units   It should be noted that roughly 1/4 of EDC Intl’s FY2009 revenue decline was due to the very strong US$ vs. the Euro and British Pound.  In addition, EDC Intl’s FY2008 revenues included ~ $9 million from former distribution customer UPI, which was lost to a competitor in the 3Q2008, accounting for 3 % pts of EDC Intl’s FY2009 revenue decline.

[FY2009 Gross Profit/Margin Delta]:  From a gross profit perspective, EDC Intl’s FY2009 gross profit declined 25% Y/Y driven by the 14% Y/Y disc volume decline, lower revenues from changes in business mix, and unfavorable US$ currency translation due to the strong US$.  ~7 % pts., or ~ $4 million of the 25% Y/Y gross profit decline, is attributable to the loss of the former distribution customer UPI.  Another 2 % pts of EDC Intl’s FY2009 gross profit decline came from the unfavorable US$ translation.  On an apples-to-apples basis, excluding the loss of the UPI gross profit, EDC Intl’s FY2009 gross margin percentage was 19% the same as FY2008.

[FY2009 Operating Income Delta]:   Looking at the operating income line, excluding the UK consolidation severance charge of over $7 million, EDCI posted operating income of  over $8 million for the FY2009 including over $4 million lower Y/Y SG&A expense.  This compares to EDCI FY2008 operating income of $11.5 million, excluding charges for the impairment and amortization of intangibles and the gross profit from the UPI business. The $3.4 million Y/Y decline in operating income reflects the impact of falling disc volumes and thus revenues against a fixed cost structure geared toward high volumes. EDCI’s FY2009 lower Y/Y SG&A expense was assisted by $2 million Y/Y from favorable US$ exchange rate fluctuations, and $2 million Y/Y primarily from lower professional fees, outside services and employee compensation and benefit costs.

[FY2009 Balance Sheet Delta – Cash and Cash Burn Rate]:  Turning our attention to EDCI’s cash, EDCI ended 4Q2009 with ~ $51 million, or around $7.56 in cash per share, almost all in U.S. treasury bills, down only slightly from 3Q2009.    As mentioned previously, approximately $21.0 million, or $3.12/share outstanding, was distributed by EDCI to its shareholders on February 1, 2010 pursuant to the EDCI Plan of Dissolution.  Based on current estimates, EDCI targets the annual 2010 cash burn rate at $1.0 million, net of intercompany repayments.   This estimated annual 2010 cash burn rate assumes that EDCI will be successful in its petition to obtain certain reporting relief from the Securities and Exchange Commission during mid to late 2010 and that EDCI continues to recoup certain shared service expenses from EDC. EDC itself, separate from EDCI, at the end of the 4Q2009 held ~ $27 million in unrestricted cash.

[FY2009 Balance Sheet Delta – EDCI Cash Burn Rate – Interest Income]:  Looking at returns on EDCI’s investments, EDCI’s cash continues to receive only small returns on its investments in U.S. treasury bills.  In light of the approved Plan of Dissolution and subsequent distribution to shareholders and continued economic conditions, EDCI management with the support of the EDCI Board continues to maintain its current, although conservative, investment strategy. EDCI continues to monitor market conditions for suitable investments for EDCI’s cash.

 [4Q2009 Balance Sheet Delta]:   Now turning to the rest of EDCI’s balance sheet, as was the case at year-end 2008, EDCI, at the holding company, non-consolidated level, continued to be essentially debt-free throughout 4Q2009. EDC ended the 4Q2009 with long term debt of $1.9 million, after paying off the remaining balances related to its Senior Secured Credit Agreement and terminating all existing lending facilities with the Lenders.  From an A/R standpoint, EDC Intl’s 4Q2009 accounts receivable DSO stood at 22 days down from 26 days as of December 31, 2008.  Lastly, EDC continues to own the Kings Mountain facility currently listed at $8.9 million, receiving sporadic interest from prospective bidders.

I’ll now turn the call back over to Clarke for some final comments before we go to Q&A.

Clarke H. Bailey - EDCI Holdings, Inc. – Chairman and Chief Executive Officer

[Conclusion]:  Thank you Michael.  I am pleased to date with the progress that we have made on the Plan of Dissolution.  We are completely focused on the minimization of liabilities coupled with maximizing and accelerating the distribution of cash to shareholders.  Our top immediate priorities include eliminating the public reporting requirements either through an exemption from the SEC or a reverse stock split and the distribution of the $10 million in cash either through a dutch tender offer or distribution.

Finally as you can see from the reported results EDC had a reasonable quarter.  I would like to once again highlight the fact that the decline rates in the first quarter of 2010 are at the expected double digit level.

I will now ask the operator to solicit your questions.